Exhibit 99.2

Unless the context otherwise requires, any reference in this section of this report to DMS, the “Company,” “we,” “us” or “our” refers to Digital Media Solutions Holdings, LLC and its consolidated subsidiaries prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this report. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of Leo Holdings Corp.’s final prospectus and definitive proxy statement, dated June 24, 2020 (the “Proxy Statement/Prospectus”) entitled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors”. Amounts presented within this management’s discussion and analysis are presented in thousands of U.S. dollars, with the exception of percentages.

OVERVIEW

DMS is a premier performance-based marketing company offering a diversified customer leads and software delivery platform that drives high value, high intent leads to its customers. DMS is headquartered in Clearwater, Florida with approximately 350 employees in total located at our headquarters and satellite offices throughout the United States and Canada. We are a major contributor to the structural shift from traditional media to the online and digital arena currently ongoing in the advertising industry. Through our cutting-edge technologies and multi-faceted platforms, DMS enables advertisers to more closely track, monitor and adjust campaigns based on their return on investment.

DMS operates as a performance marketing engine for companies across numerous industries, including consumer finance (mortgage), education (split between non-profit and for-profit), automotive (aftermarket auto warranty, auto insurance), insurance (health, homeowners), home services (home security), brand performance (consumer products), gig, health and wellness, and career (job pursuit). We also operate an agency business providing better access and control over the advertising spend of customers, including marketing automation Software as a Service (“SaaS”) to customers.

We classify our operations into three reportable segments: Brand Direct, Marketplace and Other. Under the Brand Direct reportable segment, revenues are earned from fees we charge to our customers when we advertise directly for them under their brand name. In servicing our customers under this reportable segment, the end consumer of our customer interacts directly with our customer and does not interface with DMS at any point during the transaction process. Under the Marketplace reportable segment, we earn revenues from fees we charge to our customers when we advertise their business under our brand name. The end consumer interfaces directly with our brand and may be redirected to our customer based on information obtained during the transaction process. Under the Other reportable segment, we earn revenues from fees for other services provided to our customers. Services include the management of digital media services on behalf of our customers (i.e. agency services), as well as SaaS.

RECENT BUSINESS ACQUISITIONS

Over the past eight years, we have fine-turned our diversification strategy and have grown to become a multi-million dollar company made up of three reportable segments (described above) and eleven entities.

On November 1, 2019, we purchased substantially all assets and business of UE Authority Co. (“UE”) for cash of approximately $56,620. UE generates and purchases leads, clicks or calls for sale to its carriers and agent customers. Post-acquisition, UE was rebranded to DMS Insurance, a component of the Marketplace reportable segment. Through the acquisition of UE, we launched into the digital insurance advertising marketplace as a key player with a comprehensive suite of products that connect high-intent consumers with our nation’s largest auto, home, health and life insurance providers, allowing for continued expansion in the insurance vertical.

On November 1, 2018, we acquired Fosina Marketing Group, Inc. (“Fosina”) for cash of approximately $5,976. Fosina is an innovative and data-driven marketing firm which provides customers with direct to consumer agency services. The acquisition of Fosina allowed us to dive deeper into our relationships with consumer-facing e-commerce brands in order to perform competitively in the global direct-to-consumer subscription marketing business.

On August 31, 2018, we acquired Luav, LLC (“Luav”), a company engaged in the generation of fixed leads in the consumer finance vertical. Luav was acquired for cash of approximately $3,833. The acquisition of Luav expanded our consumer finance vertical as it broadened our exposure to potential customers in the consumer finance industry.

On June 29, 2018, DMS acquired W4 Holding Company, LLC (“W4”) for cash of approximately $12,988. W4 owns proprietary lead and campaign management technology and expansive lead distribution capacity. The acquisition expanded our reach across several online distribution channels, including email, search, display and social media platforms.

On April 30, 2018, we acquired substantially all of the assets and business of Avenue100 Media Solutions, LLC (“Avenue100”), a company engaged in the generation of education leads, for cash of approximately $2,000. The acquisition expanded our digital reach by increasing the number of domains accessible for our operations.

On December 1, 2017, we acquired GotConsumer, LLC (“GotConsumer”), a company engaged in the generation of automotive and mortgage leads for cash of approximately $3,900. This strategic move enabled us to diversify our scope and reach into the automotive industry as well as the lending business via GotConsumer’s mortgage customer acquisition business.

On October 1, 2017, through our newly formed subsidiary, DMS Engage, we acquired Mocade Media, LLC (“Mocade”) for cash of approximately $4,725. Mocade is an email marketing firm that delivers engaging content and increases return on investment of email programs. With Mocade’s sophisticated proprietary email optimization platform, we have continued to expand our omni-channel messaging capabilities that help drive meaningful engagement and business growth.

FACTORS AFFECTING OUR BUSINESS

Management of high quality targeted media sources

In the digital marketing solutions industry, it is essential that advertising service providers are able to acquire and retain high quality media sources that have the ability to attract targeted users for advertiser customers on a large scale at low cost. This can be particularly challenging given the dynamic nature of the media resources available to advertising service providers. Frequent updates in search engine algorithms and consolidation of media sources result in high costs of retaining high quality media sources. This, combined with high levels of competition by a larger number of service providers for less available media, drives up costs within the advertising industry.

In order to combat this challenge, we have formed strategic partnerships through acquisitions with other advertising and proprietary media marketing software providers in order to increase our access to high quality targeted media. Our acquisitions in the past few years have enabled us to expand our reach into high quality proprietary targeted media solutions in a wide range of industries. Our acquisitions of W4 and UE, for example, have given us access to proprietary software to drive meaningful engagement with advertising targets.

Regulation

Federal, state and industry-based regulations impact the businesses of our customers and in turn impact our revenues. Increased regulations can cause customers to reduce their expenditures and thus, their advertising budgets, which can potentially lower our revenues. For additional information, see the section of the Proxy Statement/Prospectus titled “Information About DMS—Government Regulation.”

Macro-economic conditions

Macro-economic factors such as the level of interest rates, credit availability and the level of unemployment, including during economic downturns and global pandemics could all have an impact on our customers’ costs of services and their demand for our services and our revenues. Any difficulties faced by our customers due to hardships in the economy could cause a reduction in their advertising budgets as they seek to manage expenses in general.

Conversely, to an extent, the digital media advertising industry is also countercyclical to macro-economic conditions. Some customers increase their advertising and promotion efforts in times where customers are more difficult to acquire. This enables us to ease the downward impact on our revenues during a downturn in the economy.

COMPONENTS OF OUR RESULTS OF OPERATIONS

Net revenue

Our business generates revenue primarily through the delivery of a variety of performance-based marketing services, including customer acquisition, agency managed services and SaaS. We report revenue on a net basis which represents gross sales net of sales adjustments relating to a variety of costs of revenue.

Cost of revenue

Cost of revenue primarily includes media and related costs, which consist of the cost to acquire traffic through the purchase of impressions, clicks or actions from publishers or third-party intermediaries, such as advertising exchanges, and technology costs that enable media acquisition. These media costs are used primarily to drive user traffic to the Company’s and its customers’ media properties. Cost of revenue additionally consists of indirect costs such as data verification, hosting and fulfillment costs. Cost of revenue is presented exclusive of depreciation and amortization expenses, as well as salaries and related costs.

Salaries and related costs

These include salaries, commissions, bonuses, taxes and retirement benefits.

General and administrative expenses

General and administrative expenses consist of expenses we incur in our normal course of business relating to office supplies, computer and technology, rent and utilities, insurance, legal and professional fees, city, state and property taxes and licenses, penalties and settlements, and bad debt expense, as well as sales and marketing expenses relating to advertising and promotion. Within this category of expenses, we also include other expenses such as investment banking expenses, fundraising costs and expenses related to the advancement of our corporate social responsibility program.

Acquisition costs

Acquisition related costs are not considered part of the consideration and are expensed as incurred. “Acquisition costs” presented in the consolidated statement of operations include transaction costs, accretion of contingent consideration, and acquisition incentive compensation.

Depreciation and amortization

This component of our results of operations includes depreciation of property, plant and equipment we have on hand as well as amortization of other intangible assets. Our property, plant and equipment is made up of computers and office equipment, furniture and fixtures, leasehold improvements and internally developed software costs. Our intangible assets subject to amortization are technology, customer relationships, brand, and non-competition agreements.

Other income

Our other income consists primarily of one-time income and expense items such as gains/losses on disposals of assets as well as awards on legal settlements.

Interest expense

Interest expense is related primarily to our debt, which carries a variable interest rate based on the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution.

Income tax expense

Income tax expense primarily encompasses federal and state corporate income taxes on UE’s taxable earnings.

RESULTS OF OPERATIONS

Our consolidated results of operations and our consolidated results of operations as a percentage of net revenue for the periods indicated are as follows:

	Three Months Ended June 30,				Six Months Ended June 30,

	2020		2019		2020		2019

Net revenue	$75,196	100%	$57,745	100%	$147,924	100%	$115,567	100%
Cost of revenue	52,402	70%	38,865	67%	102,561	69%	77,983	67%
Salaries and related costs	7,901	11%	7,042	12%	16,231	11%	13,894	12%
General and administrative	4,652	6%	4,736	8%	9,950	7%	9,038	8%
Acquisition costs	47	—	2,889	5%	74	—	5,785	5%
Depreciation and amortization	4,356	6%	2,035	4%	8,671	6%	3,964	3%

Income from operations	$5,838	8%	$2,178	4%	$10,437	7%	$4,903	4%
Interest expense	3,491	5%	2,289	4%	7,281	5%	4,408	4%

Net income before income taxes	$2,347	3%	$(111)	—	$3,156	2%	$495	—
Income tax expense	213	—	—	—	265	—	—	—

Net income	$2,134	3%	$(111)	—	$2,891	2%	$495	—

Results for three months ended June 30, 2020 compared to three months ended June 30, 2019

The following table shows the results of operations for the three months ended June 30, 2020 and 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended June 30,
	2020	2019	$ Change	% Change
Net revenue	$75,196	$57,745	$17,451	30%
Cost of revenue	52,402	38,865	13,537	35%
Salaries and related costs	7,901	7,042	859	12%
General and administrative	4,652	4,736	(84)	(2)%
Acquisition costs	47	2,889	(2,842)	(98)%
Depreciation and amortization	4,356	2,035	2,321	114%

Income from operations	$5,838	$2,178	$3,660	168%
Interest expense	3,491	2,289	1,202	53%

Net income before income taxes	$2,347	$(111)	$2,458	(2,214)%
Income tax expense	213	—	213	—

Net income	$2,134	$(111)	$2,245	(2,022)%

Net revenue

For the three months ended June 30, 2020, net revenue increased $17,451, or 30%, to $75,196 as compared to $57,745 for the three months ended June 30, 2019. The increase was driven primarily by an increase of $19,520, or 125% within the Marketplace segment. The increase in net revenues within the Marketplace segment is due mainly to revenues derived from our expansion into the insurance business during the 4th quarter of the 2019 fiscal year. The increase in net revenue is also due to the growth in the sales of our affiliate business under our Brand Direct segment of 20% between the three months ended June 30, 2019 and the three months ended June 30, 2020.

Cost of revenue

Cost of revenue increased to $52,402 by $13,537, or 35%, for the three months ended June 30, 2020 as compared to $38,865 for the three months ended June 30, 2019. The increase was driven primarily by an increase in the cost of revenue within the Marketplace segment of $14,711, or 150%. Cost of revenue also increased within the Brand Direct and Other segments, but by a lesser extent of $1,338, or 4% and $11, or 39% respectively. The increase in cost of revenue of 35% between the three months ended June 30, 2019 and the three months ended June 30, 2020 is in line with the increase in revenue during the same period of 30%. The increase in cost as a percentage of revenue is primarily driven by the expansion of our business into the insurance space which is a lower gross margin sector. In line with the growth in our affiliate business under our Brand Direct segment, cost of revenue in our affiliate business also increased by 17%.

Salaries and related costs

For the three months ended June 30, 2020, salaries and related costs increased to $7,901 by $859, or 12%, as compared to $7,042 for the three months ended June 30, 2019. The increase in salaries and related costs for the three months ended June 30, 2020 was driven primarily by our increase in headcount as a result of an expansion of our workforce in our Marketplace segment, and also by an increase in commissions due to our revenue increases.

As a result of our acquisition in the last quarter of 2019, salaries and related costs increased by $3,400 for the three months ended June 30, 2020. This increase was partially offset by reductions in salaries and related costs within the Brand Direct and Other segments.

Salaries as a percentage of sales also declined slightly quarter over quarter by 1% due to operating leverage.

General and administrative

General and administrative expenses declined $84, or 2%, from $4,736 for the three months ended June 30, 2019 to $4,652 for the three months ended June 30, 2020, due primarily to a decline in general expenses associated with travel and office expenses due to COVID-19 restrictions and associated office closures respectively. In addition, bad debt expense during the three months ended June 30, 2019 was particularly high due to write offs within our Brand Direct segment.

Acquisition costs

For the three months ended June 30, 2020, acquisition costs decreased to $47 by $2,842, or 98%, as compared to $2,889 for the three months ended June 30, 2019.

Our acquisition costs balance is solely related to acquisition related costs that are not considered part of the consideration paid in an acquisition transaction. These include transaction costs, accretion of contingent consideration, and acquisition incentive compensation. There was no acquisition activity during the three months ended June 30, 2020. The amount of $47 relates to acquisition costs which are expensed as incurred.

Depreciation and amortization

Depreciation and amortization expense increased $2,321, or 114%, from $2,035 for the three months ended June 30, 2019 to $4,356 for the three months ended June 30, 2020.

As a result of our acquisition in Q4 2019, we assumed assets including property, plant and equipment, and intangible assets that are subject to depreciation and amortization. As of June 30, 2020 as compared to June 30, 2019, our property, plant and equipment and other intangible assets more than doubled, increasing at 119% and 110% respectively.

The increase in our property, plant and equipment is also due to our investment in internally developed software, which was placed in service, contributing to the increase in depreciation and amortization.

Interest expense

For the three months ended June 30, 2020, interest expense was $3,491, up $1,202, or 53%, as compared to $2,289 for the three months ended June 30, 2019, due to the increase in our outstanding debt related to our acquisition activity.

Income tax expense

Prior to Q4 2019, we did not account for a provision for income taxes because the Company was established as a limited liability company and did not incur federal or state income taxes. However, the acquisition of UE in November 2019 introduced a U.S. income tax paying corporation into the structure of the Company. As such, we are now required to pay federal and state corporate income taxes on UE’s taxable earnings. The provision for income tax for the three months ended June 30, 2020 is $213.

Results for six months ended June 30, 2020 compared to six months ended June 30, 2019

The following table shows the results of operations for the six months ended June 30, 2020 and 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Six Months Ended June 30,
	2020	2019	$ Change	% Change
Net revenue	$147,924	$115,567	$32,357	28%
Cost of revenue	102,561	77,983	24,578	32%
Salaries and related costs	16,231	13,894	2,337	17%
General and administrative	9,950	9,038	912	10%
Acquisition costs	74	5,785	(5,711)	(99)%
Depreciation and amortization	8,671	3,964	4,707	119%

Income from operations	$10,437	$4,903	$5,534	113%
Interest expense	7,281	4,408	2,873	65%

Net income before income taxes	$3,156	$495	$2,661	538%
Income tax expense	265	—	265	—

Net income	$2,891	$495	$2,396	484%

Net revenue

For the six months ended June 30, 2020, net revenue increased by $32,357, or 28%, to $147,924 from $115,567 for the six months ended June 30, 2019. The increase was driven primarily by an increase of $37,772, or 120% within the Marketplace segment, partially offset by a decrease of $3,542, or 4%, and $348, or 12% within the Brand Direct and Other segments respectively. The increase in net revenues of 120% within the Marketplace segment is due to revenues derived from our expansion into the insurance business during the 4th quarter of the 2019 fiscal year.

Cost of revenue

Cost of revenue increased to $102,561 by $24,578, or 32%, for the six months ended June 30, 2020 from $77,983 for the six months ended June 30, 2019. The increase was driven primarily by increases in the cost of revenue within the Marketplace segment and the Other segment partially offset by a decrease in cost of revenue within the Brand Direct segment. The increase in cost of revenue of 32% between the six months ended June 30, 2020 and the six months ended June 30, 2019 is in line with the increase in revenue during the same period of 28%. The increased cost as a percentage of revenue is primarily driven by the expansion of our business into the insurance space which is a lower gross margin sector, as well as in the increase in our performance affiliate services business which is characterized by relatively lower margins.

Salaries and related costs

For the six months ended June 30, 2020, salaries and related costs increased to $16,231 by $2,337, or 17%, from $13,894 for the six months ended June 30, 2019. The increase in salaries and related costs for the six months ended June 30, 2020 was driven primarily by our increase in headcount as a result of an expansion of our workforce in our Marketplace segment.

Our expansion into the insurance space also accounts for a substantial portion of salaries and related costs for the six months ended June 30, 2020. An increase in commissions as a result of our revenue increases also contributed to the increase in our salaries and related costs.

General and administrative

General and administrative expenses increased $912, or 10%, from $9,038 for the six months ended June 30, 2019 to $9,950 for the six months ended June 30, 2020, due primarily to increases in general expenses associated with the business.

General expenses that increased in the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 were mainly bank services charges, commissions, insurance, rent and lease expense, bank charges, and taxes and licenses. For the six months ended June 30, 2020, there was an increase in commissions based on UE activity, an increase in legal and professional fees due to compliance related legal activity, and an increase in our bank service charges due to increased merchant activity.

Acquisition costs

For the six months ended June 30, 2020, acquisition costs decreased to $74 by $5,711, or 99%, from $5,785 for the six months ended June 30, 2019. The decrease was due to the difference in expenses incurred related to the various acquisitions transactions entered into by the Company.

Our acquisition costs balance is solely related to acquisition related costs that are not considered part of the consideration paid in an acquisition transaction. These include transaction costs, accretion of contingent consideration, and acquisition incentive compensation. There was no acquisition activity during the six months ended June 30, 2020. The amount of $74 relates to acquisition costs which are expensed as incurred.

Depreciation and amortization

Depreciation and amortization expense increased $4,707, or 119% from $3,964 for the six months ended June 30, 2019 to $8,671 for the six months ended June 30, 2020.

As a result of our acquisition of UE in the last quarter of the 2019 fiscal year, we assumed assets including property, plant and equipment, and intangible assets that are subject to depreciation and amortization.

The increase in our property, plant and equipment is also due to our investment in internally developed software, which was placed in service, contributing to the increase in depreciation and amortization.

Interest expense

For the six months ended June 30, 2020, interest expense increased to $7,281 by $2,873, or 65%, from $4,408 for the six months ended June 30, 2019. The increase was due primarily to the increase in outstanding debt related to our acquisition activity.

Income tax expense

Prior to Q4 2019, we did not account for a provision for income taxes because the Company was established as a limited liability company and did not incur federal or state income taxes. However, the acquisition of UE in November 2019 introduced a U.S. income tax paying corporation into the structure of the Company. As such, we are now required to pay federal and state corporate income taxes on UE’s taxable earnings. The provision for income tax based on UE’s earnings for the six months ended June 30, 2020 is $265.

Segment results of operations

Segment results for three months ended June 30, 2020 compared to three months ended June 30, 2019

Brand Direct segment

The following table shows the profits of our Brand Direct reportable segment for the three months ended June 30, 2020 and the three months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$45,307	$44,658	$649	1%
Cost of revenue	34,409	33,071	1,338	4%

Segment gross profit	$10,898	$11,587	$(689)	(6)%

Segment gross profit margin	24%	26%	(2)%	(7)%

Net Revenue

Between the three months ended June 30, 2019 and June 30, 2020, net revenue was relatively constant, increasing only by $649, or 1%, to $45,307 as compared to $44,658 for the three months ended June 30, 2019. An increase in affiliate sales was offset by a decrease in sales from our messaging service, leading to relatively constant net revenue earned in our Brand Direct segment between the three months ended June 30, 2019 and the three months ended, June 30, 2020.

Cost of revenue and segment gross profit

Cost of revenue also increased incrementally, by $1,338, or 4%, to $34,409 for the three months ended June 30, 2020 as compared to $33,071 for the three months ended June 30, 2019.

The increase within this segment was primarily due to an increase of $3,623 in the cost of revenue related to our performance affiliate services, partially offset by a decrease in the cost of revenues related to our messaging services due to lower revenues.

Marketplace segment

The following table shows profits of our Marketplace reportable segment for the three months ended June 30, 2020 and three months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$35,168	$15,648	$19,520	125%
Cost of revenue	24,541	9,830	14,711	150%

Segment gross profit	$10,627	$5,818	$4,809	83%

Segment gross profit margin	30%	37%	(7)%	(19)%

Net revenue

Net revenue increased by $19,520, or 125%, to $35,168 for the three months ended June 30, 2020 as compared to $15,648 for the three months ended June 30, 2019.

The increase is primarily due to our successful penetration into the insurance industry in the last quarter of 2019. Net revenue from our insurance business for the three months ended June 30, 2020 was $26,230.

Cost of revenue and segment gross profit

For the three months ended June 30, 2020, cost of revenue was $24,541, up $14,711, or 150%, as compared to $9,830 for the three months ended June 30, 2019.

This increase was primarily driven by the expansion of our business into the insurance space. $18,220 of cost of revenue in our Marketplace segment for the three months ended June 30, 2020 was related to our insurance business.

Considering that the insurance business is a lower gross margin sector, segment gross profit margin within the Marketplace segment decreased accordingly by 7% from 37% for the three months ended June 30, 2019 to 30% for the three months ended June 30, 2020.

Other segment

The following table shows the profits of our Other reportable segment for the three months ended June 30, 2020 and three months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$1,357	$1,503	$(146)	(10)%
Cost of revenue	39	28	11	39%

Segment gross profit	$1,318	$1,475	$(157)	(11)%

Segment gross profit margin	97%	98%	(1)%	(1)%

Net revenue

For the three months ended June 30, 2020, net revenue was $1,357, down $146, or 10%, compared to $1,503 for the three months ended June 30, 2019. The decrease in net revenue in this segment is insignificant to our net revenues as a whole.

Cost of revenue and segment gross profit margin

Our Other segment is comprised primarily of our provision of SaaS, revenues from which are fee-based. The segment is also characterized by minimal cost of revenues (mainly software, inquiry management and audience marketing costs within our agency and software verticals) and high margins. Cost of revenue increased by $11, or 39%, to $39 for the three months ended June 30, 2020 compared to $28 for the three months ended June 30, 2019. There was an immaterial change in the results of our Other segment as a whole between the three months ended June 30, 2019 and the three months ended June 30, 2020. Segment gross profit margin also remained relatively constant between the two periods at 98% and 97% respectively.

Segment results for six months ended June 30, 2020 compared to six months ended June 30, 2019

Brand Direct segment

The following table shows the profits of our Brand Direct reportable segment for the six months ended June 30, 2020 and the six months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Six Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$86,208	$89,750	$(3,542)	(4)%
Cost of revenue	65,297	66,672	(1,375)	(2)%

Segment gross profit	$20,911	$23,078	$(2,167)	(9)%

Segment gross profit margin	24%	26%	(2)%	(6)%

Net Revenue

For the six months ended June 30, 2020 net revenue decreased by $3,542, or 4%, to $86,208 as compared to $89,750 for the six months ended June 30, 2019. The decrease is primarily due to a decline in net revenues from our messaging service, partially offset by an increase in net revenues from our performance affiliate services.

Cost of revenue and segment gross profit

Cost of revenue decreased by $1,375, or 2%, to $65,297 for the six months ended June 30, 2020 as compared to $66,672 for the six months ended June 30, 2019. The incremental decrease in cost of revenue in this segment is in line with the increase in net revenue in the same period.

Marketplace segment

The following table shows profits of our Marketplace reportable segment for the six months ended June 30, 2020 and six months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Six Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$69,346	$31,574	$37,772	120%
Cost of revenue	47,440	19,979	27,461	137%

Segment gross profit	$21,906	$11,595	$10,311	89%

Segment gross profit margin	32%	37%	(5)%	(14)%

Net revenue

Net revenue increased by $37,772, or 120%, to $69,346 for the six months ended June 30, 2020 as compared to $31,574 for the six months ended June 30, 2019. The increase is primarily due to our successful penetration into the insurance industry in the last quarter of 2019. Net revenue from our insurance business for the six months ended June 30, 2020 was $47,644.

Cost of revenue and segment gross profit

For the six months ended June 30, 2020, cost of revenue was $47,440, up $27,461, or 137%, as compared to $19,979 for the six months ended June 30, 2019. This increase was primarily driven by the expansion of our business into the insurance space, a lower gross margin sector. Segment gross profit margin within our Marketplace segment decreased accordingly by 5% from 37% for the six months ended June 30, 2019 to 32% for the six months ended June 30, 2020.

Other segment

The following table shows the profits of our Other reportable segment for the six months ended June 30, 2020 and six months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Six Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$2,616	$2,964	$(348)	(12)%
Cost of revenue	70	53	17	32%

Segment gross profit	$2,546	$2,911	$(365)	(13)%

Segment gross profit margin	97%	98%	(1)%	(1)%

Net revenue

For the six months ended June 30, 2020, net revenue was $2,616, down $348 or 12%, compared to $2,964 for the six months ended June 30, 2019. The decrease in net revenue in this segment is insignificant to our net revenues as a whole.

Cost of revenue and segment gross profit margin

Our Other segment is comprised primarily of our provision of SaaS, revenues from which are fee-based. The segment is also characterized by minimal cost of revenues and high margins. Cost of revenue increased by $17, or 32%, to $70 for the six months ended June 30, 2020 compared to $53 for the six months ended June 30, 2019. There was an immaterial change in the results of our Other segment as a whole between the six months ended June 30, 2019 and the six months ended June 30, 2020. Segment gross profit margin also remained relatively constant between the two periods at 98% and 97% respectively.

NON-GAAP FINANCIAL MEASURES

We use the non-GAAP measures of Unlevered Free Cash Flow and Adjusted EBITDA to assess operating performance.

Adjusted EBITDA, a measure used by DMS management to assess operating performance, is defined as net (loss) income, excluding (1) interest expense, (2) income tax expense, (3) depreciation and amortization, (4) acquisition costs, (5) other expense, and (6) other non-recurring, infrequent or unusual costs. An item is considered to be non-recurring, infrequent or unusual if it is unlikely that it will recur in the next two years or if a similar charge or gain has not occurred in the preceding two years, in accordance with SEC rules.

Combined Adjusted EBITDA is defined as Adjusted EBITDA, adjusted for (1) future expected cost savings resulting primarily from W4 Performance Ad Network reorganization (“PAN”) (within our Brand Direct segment) such as adjustments to headcount towards the end of the year ended December 31, 2019, and other operation synergies, (2) future expected UE technology synergies and cost savings due to the use of an alternative vendor, (3) future expected costs savings resulting primarily from UE reorganization such as staff adjustments, use of lower cost distribution vendors, amongst others, and (4) UE EBITDA from January 1, 2019 through the date of the acquisition.

Unlevered Free Cash Flow is defined as Combined Adjusted EBITDA, less capital expenditures, and Unlevered Free Cash Flow Conversion is defined as Unlevered Free Cash Flow divided by Combined Adjusted EBITDA

Adjusted EBITDA, Combined Adjusted EBITDA, Unlevered Free Cash Flow and Unlevered Free Cash Flow Conversion is presented because DMS management believes that it provides useful information to investors regarding DMS’s operating performance and its capacity to incur and service debt and fund capital expenditures. DMS believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, DMS provides a basis for comparison of our business operations between current, past and future periods by excluding items that DMS does not believe are indicative of our core operating performance.

Financial measures that are not U.S. generally accepted accounting principles (“GAAP”) should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have important limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, DMS relies primarily on its GAAP results and uses Adjusted EBITDA and Unlevered Free Cash Flow only as a supplement.

See below for a reconciliation of Adjusted EBITDA, Combined Adjusted EBITDA and Unlevered Free Cash Flow from net income (loss), the most directly comparable GAAP measure:

	Six Months Ended June 30,
	2020	2019
	(U.S. dollars in thousands)
Net income	$2,891	$495
Adjustments
Interest expense	7,281	4,408
Income tax expense	265	—
Depreciation and amortization	8,671	3,964
Acquisition costs (1)	74	5,785
Other expense (2)	628	473
Other non-recurring expenses (3)	455	1,296

Adjusted EBITDA	$20,265	$16,421

Adjustments
Pro forma cost savings (4)	$970	$1,396
Technology synergies (5)	1,534	1,558
Pro forma cost savings – UE (6)	1,751	2,168
Acquisitions EBITDA (7)	—	5,355

Combined Adjusted EBITDA (8)	$24,520	$26,898

Capital expenditures	$5,030	$2,744

Unlevered Free Cash Flow (8)	$19,490	$24,154

Unlevered Free Cash Flow Conversion (8)	80%	90%

(1)	Acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses
(2)	Legal fees associated with acquisitions, investor management fees and expenses related to philanthropic initiatives
(3)

Restructuring costs such as lease termination costs due to office closure, severance payments on company reorganization, write-off of equity investment, advanced payment on company equity plan and company sale transaction fees

(4)	Expected cost savings resulting primarily from reorganization(s)
(5)	Annualized future expected UE technology synergies related to uniform infrastructure platform
(6)	Annualized expected cost savings resulting primarily from UE reorganization
(7)	UE EBITDA from January 1, 2019 through June 30, 2019
(8)	This is a non-GAAP financial measure that has not been prepared in accordance with Article 11 of Regulation S-X

A reconciliation of Unlevered Free Cash Flow to net cash (used in) provided by operating activities, the most directly comparable GAAP measure, is presented below:

	Six Months Ended June 30,
	2020	2019
	(U.S. dollars in thousands)
Unlevered Free Cash Flow (1)	$19,490	$24,154
Capital expenditures	5,030	2,744

Combined Adjusted EBITDA (1)	$24,520	$26,898
Acquisitions EBITDA (2)	—	5,355
Pro forma cost savings – UE (3)	1,751	2,168
Technology synergies (4)	1,534	1,558
Pro forma cost savings (5)	970	1,396

Adjusted EBITDA	$20,265	$16,421
Other non-recurring expenses (6)	455	1,296
Other expense (7)	628	473
Acquisition costs (8)	74	5,785

EBITDA	$19,108	$8,867
Interest expense	(7,281)	(4,408)
Income tax expense	(265)	—
Payment of contingent consideration	(1,000)	2,882
Amortization of debt issuance costs	471	240
Change in deferred income taxes	(984)	—
Change in accounts receivable, net	(2,200)	(4,933)
Change in prepaid expenses and other current assets	(4,109)	(946)
Change in accounts payable and accrued expenses	(76)	(579)
Change in other liabilities	29	(85)

Net cash provided by operating activities	$3,693	$1,038

(1)	This is a non-GAAP financial measure that has not been prepared in accordance with Article 11 of Regulation S-X
(2)	UE EBITDA from January 1, 2019 through June 30, 2019
(3)	Annualized expected cost savings resulting primarily from UE reorganization
(4)	Annualized future expected UE technology synergies related to uniform infrastructure platform
(5)	Expected cost savings resulting primarily from reorganization(s)
(6)

Restructuring costs such as lease termination costs due to office closure, severance payments on company reorganization, write-off of equity investment, advanced payment on company equity plan and company sale transaction fees

(7)	Legal fees associated with acquisitions, investor management fees and expenses related to philanthropic initiatives
(8)	Acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes certain key measures of our liquidity and capital resources:

	June 30, 2020	December 31, 2019	$ Change	% Change
Cash	$7,951	$3,008	$4,943	164%
Availability under revolving credit facility	1,000	2,500	(1,500)	(60)%
Long-term debt, including current portion	212,120	205,198	6,922	3%

Our capital sources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to further expand into new business sectors and/or expand sales in existing sectors. The company generates sufficient cash flows for working capital and expects to do so for the foreseeable future.

For the six months ended June 30, 2020 and the six months ended June 30, 2019, our Unlevered Free Cash Flow conversion rate was 80% and 90% respectively. The decline is due to our increase in non-recurring investment in capital expenditure as a result of the consolidation of our software development platforms. We are also internally developing our data messaging platform in order to enhance our messaging revenues.

We use our cash primarily to make payments to our distribution partners and internal staff as well as to make payments for general operating expenses and interest expense.

Our principal sources of liquidity on a short-term basis are cash and cash equivalents, and cash flows provided by operations. During the six months ended June 30, 2020, we increased the capacity on our revolving commitment and borrowed the remaining availability as a precautionary measure to reinforce our cash position and preserve financial flexibility in light of the current uncertainty in the global economy resulting from the COVID-19 pandemic.

On July 15, 2020, DMS completed its previously announced business combination agreement with Leo Holdings Corp. (NYSE: LHC) (“Leo”), a publicly traded special purpose acquisition company.

Immediately following the closing of the transaction (the “Business Combination”), Leo changed its name to Digital Media Solutions, Inc. (“New DMS”). The current DMS executive management team now leads New DMS, which trades on the New York Stock Exchange.

This business combination raised an amount of $40,000 in cash for the Company, $10,000 of which is used to pay down debt.

Cash flows from operating activities

Net cash provided by operating activities increased for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 from $1,038 to $3,693, due primarily to changes in our working capital and adjustments for non-cash items.

Prepaid expenses and other current assets increased by 237% in Q2 2020 as compared to Q2 2019 as a result of transaction related expenses incurred in relation to the business combination agreement with Leo. Depreciation and amortization expense also more than doubled between Q2 2019 and Q2 2020, as a result of assets assumed from acquisitions and internally developed software placed in service.

Net income also saw a significant increase of 484%, which contributed to the increase in net cash provided by operating activities for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019.

Cash flows from investing activities

Net cash used in investing activities for the six months ended June 30, 2020 increased by $2,287, or 83% to $5,031 from $2,744 for the six months ended June 30, 2019 primarily due to increased investments in internally developed software. Between the six months ended June 30, 2019 and the six months ended June 30, 2019, internally developed software increased by $6,101, or 136% from $4,476 to $10,577.

Cash flows from financing activities

Net cash provided by financing activities for the six months ended June 30, 2020 was $6,281, reflecting an increase of $8,170, or 433%, as compared to net cash used in financing activities of $1,889 for the six months ended June 30, 2019. This increase was mainly due to the increased borrowing on our revolving line of credit of $9,000 during the first half of 2020, offset by quarterly repayments of long-term debt.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. In addition, we do not engage in trading activities involving non-exchange traded contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

SUMMARY OF CONTRACTUAL OBLIGATIONS

In accordance with the terms of the W4 business acquisition, we made a final contingent consideration payment conditioned on on-going employment in the amount of $1,000 during the second quarter of the 2020 fiscal year. A final earnout payment of $3,000 related to the acquisition of GotConsumer will also be made in the third quarter of this fiscal year.

As at June 30, 2020, the future annual minimum lease payments for the Company were comprised of the following:

2020	$857
2021	1,685
2022	1,604
2023	1,475
2024	1,040
Thereafter	360

Total	$7,021

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared our consolidated financial statements in accordance with GAAP. In doing so, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.

We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this report.

See Note 2, Basis of Presentation and Note 3, Summary of Significant Accounting Policies, to our consolidated financial statements for further information on our critical and other significant accounting policies.

Revenue recognition

The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, agency managed services and SaaS. Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”), which governs how the Company recognizes revenues in these arrangements. Effective January 1, 2019, the Company adopted the new standard using the modified retrospective method. The adoption of ASC 606 did not have a material impact on the measurement, recognition and disclosure of revenue in the Company’s consolidated financial statements.

Under ASC 606, the Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework contained in ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

The transaction price is measured based on the consideration the Company expects to receive from a contract with a customer and for which it is probable the Company will collect substantially all of the consideration to which it is entitled under the contract. The Company’s contracts with customers contain variable consideration; however, uncertainty related to variable consideration is resolved on a monthly basis. Therefore, the transaction price for any given period is fixed and no estimation of variable consideration is required (except as discussed within the Customer Acquisition subsection).

The Company generally invoices customers monthly in arrears for the services delivered during the preceding month. The Company’s standard payment terms are typically 30 days. Consequently, the Company does not have significant financing components in its arrangements.

If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are recorded as a contract liability (i.e., deferred revenue) on the consolidated balance sheets.

The Company elected to use the practical expedient which allows the Company to record costs to obtain a contract (i.e. sales commissions) as expense as incurred when the amortization period would have been one year or less. Costs to fulfill a contract, including nominal configuration costs, are not material.

The Company elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Customer acquisition

The Company’s performance obligation for Customer Acquisition contracts is to deliver an unspecified number of potential customers (leads) (i.e. number of clicks, emails, calls and applications) to the customer in real-time, on a daily basis, based on predefined qualifying characteristics specified by the customer as the leads are generated. The contracts generally have a one-month term and the Company has an enforceable right to payment for all leads delivered to the customer. The Company’s customers simultaneously receive and consume the benefits provided, as the Company satisfies its performance obligations. The Company will recognize revenue as the performance obligations are satisfied over time.

When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e., contract assets) within accounts receivable, net on the consolidated balance sheets. As of June 30, 2020 and December 31, 2019, unbilled revenue included in accounts receivable was $1,964 and $768 respectively. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

Agency managed services contracts

The Company’s performance obligation for Agency Managed service contracts is to provide the continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as demanded by the customer. Each month of service is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligation is satisfied each month and there is no estimation of revenue required at each reporting period for Agency Managed Services contracts.

The Company enters into agreements with Internet search companies, third-party publishers and strategic partners to generate customer acquisition services for their Agency Managed Service customers. The Company receives a fee from its customers and separately pays a fee to the Internet search companies, third-party publishers and strategic partners. The third-party supplier is primarily responsible for the performance and deliverable to the customer, and the Company solely arranges for the third-party supplier to provide services to the customer. Therefore, the Company acts as the agent and the net fees earned by the Company are recorded as revenue, with no associated costs of revenue attributable to the Company.

Software services contracts

The Company’s performance obligation for Software Services contracts is to provide the customer with continuous, daily access to the Company’s proprietary software. Service provided each month is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligations are satisfied each month and there is no estimation of revenue required at each reporting period for Software Services contracts.

Business combinations

Under the acquisition method of accounting, the Company recognizes, separately from goodwill, the identifiable assets acquired, and liabilities assumed at their estimated acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, and selection of comparable companies. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from these estimates. During the measurement period, the Company may record adjustments to acquired assets and assumed liabilities, with corresponding offsets to goodwill. Upon the conclusion of a measurement period, any subsequent adjustments are recorded to earnings.

At the acquisition date, the Company measures the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. The Company also measures the fair values of all non-contractual contingencies if, as of the acquisition date, it is more likely than not that the contingency will give rise to an asset or a liability.

Acquisition related costs are not considered part of the consideration, and are expensed as operating expense as incurred.

Goodwill and other intangible assets

The Company measures and recognizes goodwill as of the acquisition date as the excess of: (a) the aggregate of the fair value of consideration transferred, the fair value of any non-controlling interest in the acquiree (if any), and the acquisition date fair value of the Company’s previously held equity interest in the acquiree (if any), over (b) the fair value of net assets acquired and liabilities assumed. Goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

Effective January 1, 2019, the Company adopted ASU 2017-04, Intangibles – Goodwill and Other. On an annual basis, the Company performs a qualitative assessment of goodwill to determine whether it is necessary to perform a quantitative impairment test or more frequently upon the occurrence of certain triggering events or substantive changes in circumstances. The Company is only required to perform the annual quantitative goodwill impairment test if it is concluded that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

Finite-lived intangible assets primarily consist of software with related technology, customer relationships, non-competition agreements and capitalized licensing costs. These assets are initially capitalized based on actual costs incurred, acquisition cost, or fair value, if acquired as part of a business combination. The related costs are subsequently amortized on a straight-line basis over the estimated useful lives of the assets i.e. the periods over which the assets are expected to contribute directly or indirectly to the future cash flows of the Company. For the intangible assets listed above, the useful lives range from two years to five years.

Per ASC 350, intangible assets with finite useful lives must be tested for impairment when an event occurs, or circumstances change indicating that the fair value of the entity may be below its carrying amount (i.e., a triggering event occurs). If no triggering event occurs, further impairment testing is not necessary. The Company determined that there were no indicators of impairment for finite-lived intangible assets during any of the periods presented.

Segment reporting

Public companies are required to disclose certain information about their operating segments. Operating segments are defined as significant components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual operating segment and in assessing performance of the operating segment. The Company classifies its operations into three operating and reportable segments: Brand Direct, Marketplace and Other. Refer to Note 8, Reportable Segments, to the consolidated financial statements included in the Proxy Statement/Prospectus for the fiscal year ended December 31, 2019, as well as Note 9, Reportable Segments, to our consolidated interim financial statements for further detail on the Company’s segments.

Software development costs

Costs for software developed for internal use are accounted for in accordance with ASC 350-40 Internal-Use Software. ASC 350-40 requires the capitalization of certain costs incurred in connection with internal-use software development. Software development costs incurred during the preliminary stage and post-implementation stages along with maintenance costs are expensed as incurred. Costs incurred in the application development stage are capitalized once the capitalization criteria of ASC 350-40 have been met, and amortized over the estimated economic life of the software from the date of implementation.

The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life. Capitalized software development costs are amortized over an estimated useful life of three to five years.

Contingent consideration

The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration is classified as a liability or as equity on the basis of the definitions of an equity instrument and a financial liability. If the contingent consideration is payable in cash, the Company classifies its contingent consideration as a liability. Contingent consideration payments related to acquisitions are measured at fair value each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based upon projected cash flow, estimated volatility and other inputs but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration payments are included in operating income in the consolidated statements of operations.

Income taxes

The majority of the consolidated entities within do not include a provision for income taxes because the entities do not incur federal or state income taxes. Instead, the members are taxed on their proportionate share of the Company’s taxable income.

For UE the Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in income in the period that the change in tax rates or laws is enacted. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized based on management’s review of historical results and forecasts.

The Company recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company’s accounting policy is to accrue interest and penalties related to uncertain tax positions, if and when required, as interest expense and a component of other expenses respectively, in the consolidated statements of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to the consolidated financial statements included in the Proxy Statement/Prospectus for the fiscal year ended December 31, 2019, as well as Note 3, Summary of Significant Accounting Policies, to our consolidated financial statements for recent accounting pronouncements and the related impact on our consolidated financial statements.